EXHIBIT 99.1

Odyssey Semiconductor to Present at Emerging Growth Conference on February 8, 2023
Live, Interactive Presentation and Questions & Answers Webcast

ITHACA, N.Y., January 31, 2023 – Odyssey Semiconductor Technologies, Inc. (OTCQB: ODII), a semiconductor device company developing innovative high-voltage power switching components based on proprietary Gallium Nitride (“GaN”) processing technology, today announced CEO Mark Davidson will present at the Emerging Growth Virtual Conference on Wednesday, February 8, 2023, at 12:35 PM ET.

The live, interactive webcast and slide presentation can be accessed on the Company’s Investor Relations website under the Events tab HERE. This webcast will be available for replay. Analysts and investors may submit questions in advance for management HERE or ask your questions during the live webcast on February 8.

CEO Commentary

“Odyssey accomplished a great deal in 2022 and early 2023. I’m proud that fabrication was completed as planned in Q4 2022 and now the samples are being prepared for shipment to customers later this quarter. We expect to secure product development agreements with customers by the end of Q2 2023,” said Mark Davidson, Odyssey’s Chief Executive Officer. “During this presentation at the Emerging Growth Conference, I’ll be sharing the milestones we’re focused on for 2023.”

We are continuing to take product sample requests. Customers can request information and samples of the 650 and 1200 volt vertical GaN power devices at info@odysseysemi.com.

About Odyssey Semiconductor Technologies, Inc.

Odyssey Semiconductor Technologies, Inc. (www.odysseysemi.com), has developed a proprietary technology that is designed to allow for GaN to replace SiC as the emerging high-voltage power switching semiconductor material. Based in Ithaca, NY, the Company owns and operates a 10,000 sq. ft. semiconductor wafer manufacturing facility complete with a mix of class 1,000 and class 10,000 clean space as well as tools for advanced semiconductor development and production. Odyssey Semiconductor also offers a world-class semiconductor device development and foundry service.

Investor Relations Contact

Darrow Associates

Jeff Christensen

(703) 297-6917

jchristensen@darrowir.com